Exhibit (a)(17)

Amended Designation of Two Existing Series of Shares of Beneficial Interest,

Par Value $0.01 Per Share, of

PIMCO Funds

RESOLVED, pursuant to Section 5.11.6 of the Amended and Restated Declaration of Trust of PIMCO Funds (formerly the Pacific Investment Management Institutional Trust) (the “Trust”) dated March 31, 2000, as amended and restated or otherwise modified from time to time, the Series of shares of beneficial interest of the Trust designated as “PIMCO Emerging Markets Infrastructure Bond Fund” by instrument dated February 23, 2009, is hereby redesignated, without in any way changing the rights or privileges of the Series or its shareholders, as “PIMCO Emerging Markets and Infrastructure Bond Fund”; and further

RESOLVED, the Series of shares of beneficial interest of the Trust designated as “PIMCO Muni GO Fund” by instrument dated April 8, 2009, is hereby redesignated, without in any way changing the rights or privileges of the Series or its shareholders, as “PIMCO MuniGO Fund”;

IN WITNESS WHEREOF, the undersigned have executed this instrument the 18th day of May, 2009.

/s/ E. Philip Cannon
E. Philip Cannon

/s/ Vern O. Curtis
Vern O. Curtis

/s/ J. Michael Hagan
J. Michael Hagan

/s/ Brent R. Harris
Brent R. Harris

/s/ William J. Popejoy
William J. Popejoy

/s/ Richard M. Weil
Richard M. Weil